Exhibit 99.1

2280 North Greenville Avenue, Richardson TX 75082

Contact:

Mike Kovar

Chief Financial Officer
Fossil, Inc.
(972) 699-2229

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

FOSSIL, INC. APPOINTS CADEN WANG TO ITS BOARD OF DIRECTORS

Richardson, TX. August 23, 2005 — Fossil, Inc. (NASDAQ: FOSL) announced the appointment of Caden Wang to its Board of Directors effective August 22, 2005.  The appointment increases the size of the Company’s Board of Directors to ten (10) members, including six (6) independent directors and four (4) members of senior management. Mr. Wang will serve on the Audit Committee of the Board and the Compensation Committee of the Board.

Kosta Kartsotis, President and Chief Executive Officer of the Company, said, “We are very excited to have Caden join Fossil’s Board of Directors.  His extensive international experience in retail, brand-building and financials will be very valuable to the company as it continues to grow.”

Caden Wang has been affiliated with Jackson Hole Consulting Group since June 2003. Since April 2005, Mr. Wang has served on the Board of Directors of LeapFrog Enterprises, Inc. and is the chairman of its compensation committee.  Since October 2003, Mr. Wang has served on the Board of Directors of bebe stores, inc. and is the chairman of its audit committee. From 1999 to 2001, Mr. Wang served as Executive Vice President and Chief Financial Officer of LVMH Selective Retailing Group. He has also served as the Chief Financial Officer of DFS, Gump’s and Cost Plus. Mr. Wang is a Certified Public Accountant.

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: general economic conditions, competition, acts of terrorism or acts of war, government regulation, changes in foreign currency valuations in relation to the United States Dollar and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Current Report on Form 8-K dated September 14, 2004 and the Company’s Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission.

Fossil, Inc. is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company’s principal offerings include an extensive line of fashion watches sold under the Company’s proprietary and licensed brands. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses, jewelry and apparel. The Company’s products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company’s e-commerce website at www.fossil.com. Certain product, press release and SEC filing information concerning the Company is available at the website.